Exhibit 99.1

Greenland Technologies Reports Full Year 2020 Results

Highlights (Full Year 2020 compared to Full Year 2019)

●	27.6% Increase in Revenue
●	3.5% Expansion of Gross Profit
●	34% Increase in Selling Expenses to Drive Growth
●	19.6% Increase in Net Income Per Basic and Diluted Share on Nearly 2.1 Million Higher Year-Over-Year Share Count

EAST WINDSOR, N.J., March 30, 2021 – Greenland Technologies Holding Corporation (NASDAQ: GTEC) ("Greenland"), a technology developer and manufacturer of electric industrial vehicles and drivetrain systems for material handling machineries and vehicles, today announced audited results for the full year 2020 ended December 31, 2020.

Raymond Wang, CEO of Greenland Technologies Holding Corporation, commented, “Despite unprecedented challenges with the global pandemic, we achieved 27.6% growth in revenue for the full year 2020 compared to the prior year, as we executed on our operating strategy, focused on our long-term plan and supported our customers. Our team did an excellent job hitting our product roadmap benchmarks on time, with innovative lithium battery powered solutions such as electric industrial vehicles and other solutions to add value and further differentiate Greenland in the market. At the same time, we made significant progress on our manufacturing capacity expansion with multiple initiatives, including planning a major U.S. manufacturing expansion that will establish our U.S. market manufacturing footprint and increase our total worldwide capacity, and announcing a cooperation with strategic partner Fujian South China Heavy Machinery Manufacture Co. Ltd.”

Mr. Wang continued, “The expansion of Greenland from a critical component provider to a fully integrated electric industrial vehicle company, will expand the potential value of our addressable market opportunities on a major scale. To facilitate our success, we leveraged our robust R&D capabilities, strategic supply chain partners, and expertise in the development of our new line of electric industrial vehicles. We expect to have our first production-ready electric industrial vehicle this summer, which will be a compact electric loader vehicle with a payload capacity of approximately 1,800 kilograms (or 3,968 lbs.). This new line of electric industrial vehicles will offer customers a better return on investment when compared to traditional internal combustion vehicles. Following the first electric loader product, we plan to expand into other industrial vehicles and sizes, as we work to meet customer demand and build greater value for shareholders.”

Jing Jin, CFO of Greenland Technologies Holding Corporation, added, “While we are pleased with our revenue growth and higher profitability, our 19.6% year over year increase in net income per share to $0.67 for the full year 2020 would have been approximately $0.20 per share higher absent the dilution impact from the 2.08 million share increase in shares outstanding related to the Company’s offering process last year. Our successful offering provided capital to increase our investments in revenue generating areas and R&D, while reducing non-revenue generating general and administrative expenses. For example, we ended 2020 with about 270 employees across production, R&D, and sales and marketing, compared to about only 40 in management and administration. As a result, we ended 2020 in a strong financial position, and made the strategic decision to proactively increase our inventory level to ensure we could meet our customers’ needs during Chinese New Year, which typically affects production and transportation of materials. Overall, we remain focused on our long-term growth strategy and on driving both financial and operational improvements.”

Full Year 2020 Results

Greenland’s revenue was approximately $66.9 million for the twelve months ended December 31, 2020, representing an increase of approximately $14.5 million, or 27.6%, as compared to approximately $52.4 million for the twelve months ended December 31, 2019. The year over year increase reflects ongoing customer demand growth and the fulfillment of backlog orders from the first half of 2020, and underscores the Company’s understanding that it is one of the major developers and manufacturers of transmission products for the small and medium sized forklift trucks.

The total cost of goods sold was approximately $54.1 million for the twelve months ended December 31, 2020, representing an increase by approximately $14.0 million, or 35.1%, as compared to approximately $40.1 million for the twelve months ended December 31, 2019. The year over year increase was due to the Company’s higher sales volume.

The Company’s gross profit was approximately $12.8 million for the twelve months ended December 31, 2020, representing an increase by approximately $0.04 million, or 3.5%, as compared to approximately $12.4 million for the twelve months ended December 31, 2019. Gross margin was approximately 19.2% and 23.6%, respectively, for the twelve months ended December 30, 2020 and for the twelve months ended December 31, 2019.

Income from operations for the twelve months ended December 31, 2020 was approximately $6.7 million, representing an increase of approximately $0.01 million, or 1.2%, as compared to approximately $6.6 million for the twelve months ended December 31, 2019.

Net income per basic and diluted share was approximately $0.67 per share for the twelve months ended December 31, 2020, representing an increase of approximately $0.11 per share or 19.6%, as compared to approximately $0.56 per share for the twelve months ended December 31, 2019. The year over year increase in net income per share would have been approximately $0.20 per share higher absent the dilution impact from the 2.08 million share increase in shares outstanding related to the Company’s offering process last year. As of March 30, 2021, the Company had 10,498,127 shares outstanding.

Business Outlook

Looking forward, Mr. Wang, CEO of Greenland Technologies Holding Corporation, continued, “We exited 2020 in a great position as we execute on our strategy, drive improved financial results and strengthen our balance sheet. We are engaged in in the highest number of customer opportunities in the company’s history. Our R&D investments are paying off with 108 registered patents and two registered trademarks, as of December 31, 2020. Importantly, we are firmly on track for the planned July 2021 completion of our first production-ready electric industrial vehicle, a compact loader with a payload capacity of approximately 1,800 kilograms (3,968 pounds). Following the first electric vehicle, we plan to expand our product line to other industrial vehicles and sizes, including an electric forklift vehicle, electric digging vehicle and more. We are in the midst of a global clean energy and vehicle electrification trend, with the global construction equipment market anticipated to grow at a compound annual growth rate of 3.9% from 2020 to 2025, reaching $205 billion (1). We expect the electric subsegment will outpace the broader market growth as it gains momentum, with supply chains and support infrastructure fully built out. We are concentrating on the strategic opportunities that will contribute to our growth over the coming years and those that we believe present the most significant opportunities to build value for the company and shareholders.” (1) source: Marketsandmarkets, November 2020.

About Greenland Technologies Holding Corporation

Greenland Technologies Holding Corporation (NASDAQ: GTEC) is a developer and a manufacturer of drivetrain systems for material handling machineries and electric vehicles, as well as electric industrial vehicles. For more information visit www.gtec-tech.com.

Forward-Looking Statements

This press release contains statements that may constitute "forward-looking statements." Such statements reflect Greenland’s current views with respect to future events and are subject to such risks and uncertainties, many of which are beyond the control of Greenland, including those set forth in the Risk Factors section of Greenland's Annual Report on Form 10-K and Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC's website, www.sec.gov. Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, Greenland's expectations with respect to future performance. In addition, there is uncertainty about the further spread of the COVID-19 virus or the occurrence of another wave of cases and the impact it may have on the Company’s operations, the demand for the Company’s products, global supply chains and economic activity in general. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Statements contained in this news release regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Greenland does not intend and does not assume any obligation to update these forward-looking statements, other than as required by law.

For more information, please contact:

Global IR Partners

David Pasquale

New York Phone: +1-914-337-8801

GTEC@globalirpartners.com

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE YEAR ENDED DECEMBER 31, 2020 AND 2019

(IN U.S. DOLLARS)

	For the year ended December 31,
	2020	2019
REVENUES	$66,864,375	$52,400,844
COST OF GOODS SOLD	54,051,367	40,022,243
GROSS PROFIT	12,813,008	12,378,601
Selling expenses	1,588,302	1,187,263
General and administrative expenses	2,131,405	2,231,953
Research and development expenses	2,384,951	2,355,307
Total operating expenses	$6,104,658	$5,774,523
INCOME FROM OPERATIONS	$6,708,350	$6,604,078
Interest income	2,645	151,532
Interest expense	(930,634)	(1,289,133)
Loss on disposal of property and equipment	(79,216)	(252,556)
Other income/(loss)	1,002,642	720,612
Remeasurement gain from change in functional currency	1,940,773	-
INCOME BEFORE INCOME TAX	$8,644,560	$5,934,533
INCOME TAX	2,272,997	847,367
NET INCOME	$6,371,563	$5,087,166
LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTEREST	(386,939)	622,610
NET INCOME ATTRIBUTABLE TO GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES	$6,758,502	$4,464,556
OTHER COMPREHENSIVE INCOME (LOSS):	937,629	(689,290)
Unrealized foreign currency translation income (loss) attribute to Greenland technologies holding corporation and subsidiaries	298,056	(534,862)
Unrealized foreign currency translation income (loss) attribute to Noncontrolling interest	639,573	(154,428)
Comprehensive income	7,056,558	3,929,694
Noncontrolling interest	252,634	468,182
WEIGHTED AVERAGE ORDINARY SHARES OUTSTANDING:
Basic and diluted	10,018,197	7,932,567
NET INCOME PER ORDINARY SHARE ATTRIBUTABLE TO OWNERS OF THE COMPANY:
Basic and diluted	0.67	0.56

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2020 AND 2019

(IN U.S. DOLLARS)

	December 31,	December 31,
	2020	2019
ASSETS
Current assets
Cash and cash equivalents	$7,159,015	$2,123,485
Restricted cash	2,244,038	3,593,722
Notes receivables	30,803,772	16,156,692
Accounts receivable, net of allowance for doubtful accounts of $986,532 and $1,037,797, respectively	12,408,548	11,971,889
Inventories	15,380,063	9,972,877
Due from related parties-current	38,535,171	36,042,829
Advance to suppliers	447,901	50,664
Prepayments and Other current assets	664,926	327,555
Total Current Assets	$107,643,434	$80,239,713

Non-current asset
Property, plant, equipment and construction in progress, net	20,135,339	20,630,251
Land use rights, net	4,035,254	3,862,547
Other intangible assets	-	5,174
Due from related parties-non current	-	430,034
Deferred tax assets	158,455	513,805
Goodwill	3,890	3,890
Other non-current assets	2,365	798,429
Total non-current assets	$24,335,303	$26,244,130
TOTAL ASSETS	$131,978,737	$106,483,843
Current Liabilities
Short-term bank loans	$18,487,356	$16,861,615
Notes payable-bank acceptance notes	25,889,067	15,050,902
Accounts payable	22,005,260	14,713,008
Taxes payables	-	12,529
Customer deposits	366,029	132,194
Due to related parties	9,051,119	3,481,984
Other current liabilities	2,212,325	3,086,859
Long-term payable- current portion	797,179	2,654,230
Total current liabilities	$78,808,335	$55,993,321

Long-term liabilities
Long-term bank loans	-	-
Long-term payables	166,292	1,349,850
Other long-term liabilities	2,342,648	2,178,548
Total long-term liabilities	$2,508,940	$3,528,398
TOTAL LIABILITIES	$81,317,275	$59,521,719

COMMITMENTS AND CONTINGENCIES
EQUITY
Ordinary shares, no par value, 10,225,142 shares authorized; 10,225,142 and 10,006,142 shares issued and outstanding as of December 31, 2020 and December 31, 2019	-	-
Additional paid-in capital	13,707,398	15,226,685
Statutory reserves	4,517,117	3,866,574
Retained earnings	26,728,332	19,863,600
Accumulated other comprehensive income (loss)	(62,925)	(360,981)
Total shareholders’ equity	$44,889,922	$38,595,878
Non-controlling interest	5,771,540	8,366,246
TOTAL EQUITY	$50,661,462	$46,962,124

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$131,978,737	$106,483,843